Pursuant to an arrangement approved by the Board of Directors of The Equitable Companies Incorporated ("EQ") on February 19, 1998, the amount Mr. de Castries will receive from EQ for his services in addition to services as a director of EQ was increased from $75,000 to $125,000 per annum. Mr. Bebear will continue to receive from EQ for such services $150,000 per annum as approved by the Board of Directors on February 14, 1996. Ms. Colloc'h will continue to receive from EQ for such services $50,000 per annum as approved by the Board of Directors of EQ on February 20, 1997.